                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into on this 5th day of December, 1996, ("Effective Date") by and between WILLIAM
B. HAMILTON, an individual resident of the State of Georgia (the "Executive"), SUMMIT PROPERTIES INC., a Maryland corporation, and SUMMIT MANAGEMENT COMPANY, a Maryland corporation. Summit Properties Inc. and Summit Management Company are referred to herein collectively as the "Company";


                              W I T N E S S E T H:
                              --------------------


         WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company on the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:



                                   SECTION 1.

                                   Employment
                                   ----------

         Subject to the terms of this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment with the Company. Executive initially shall serve as an officer of the Company in the capacity(ies) of Executive Vice President, Property Services of Summit Properties Inc. and President of Summit Management Company and initially shall have the duties, rights and responsibilities normally associated with such positions consistent with the Bylaws of Summit Properties Inc. and Summit Management Company, respectively, together with such other reasonable duties relating to the operation of the business of the Company and its affiliates as may be assigned to him from time to time by the Board of Directors of Summit Properties Inc. (the "Board") or as may otherwise be provided in such Bylaws. Executive shall devote his full business time, skills and best efforts to rendering services on behalf of the Company and its affiliates and shall exercise such care as is customarily required by executives undertaking similar duties for entities similar to the Company.

                                   SECTION 2.

                             Compensation; Expenses
                             ----------------------

         2.1 Base Salary. Commencing on the Effective Date, the Company shall pay Executive during the term of Executive's employment under this Agreement, a base salary equal to $173,000.00 per annum (the "Base Salary"), which amount shall be subject to adjustment, if any, in accordance with this Section 2.1. The Compensation Committee of the Board (the "Committee") shall review Executive's Base Salary on an annual basis, and the Committee upon such review and in its sole discretion, may increase or decrease Executive's Base Salary by an amount which the Committee deems appropriate in light of the Company's and Executive's performance during the period covered by such review; provided, however, that Executive's Base Salary shall not be reduced below One Hundred Seventy-Three Thousand Dollars ($173,000) per annum. The Base Salary, less all applicable withholding taxes, shall be paid to Executive in accordance with the payroll procedures in effect with respect to officers of the Company.

         2.2 Incentive Compensation. In addition to the Base Salary payable to Executive pursuant to Section 2.1 and any special compensatory arrangements which the Committee provides for Executive, effective as of the Effective Date, Executive shall be entitled to participate in any incentive compensation plans in effect with respect to senior executive officers of the Company, with the criteria for Executive's participation in such plans to be established by the Committee in its sole discretion.

         2.3. Stock Options. Executive shall be entitled to participate in employee stock option plans from time to time established for the benefit of employees of the Company in accordance with the terms and conditions of such plans.

         2.4 Expenses. Executive shall be reimbursed for all reasonable business-related expenses incurred by Executive at the request of or on behalf of the Company, including but not limited to reimbursement of those relocation expenses incurred by Executive as set forth on the attached Exhibit "A" hereto.

         2.5. Participation in Employee Benefit Plans. Executive shall be entitled to participate in such medical, dental, disability, hospitalization, life insurance, profit sharing and other benefit plans as the Company shall maintain from time to time for the benefit of executive officers of the Company, on the



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terms and subject to the conditions set forth in such plans. In addition, during the term of this Agreement, Executive shall be entitled to a comprehensive annual physical performed, at the company's expense, by the physician or medical group of Executive's choosing.

         2.6. Vacation. In addition to Company holidays, Executive shall receive such paid vacation time each year during the term of this Agreement consistent with vacation policies of the Company for its executive officers. Said paid vacation time shall initially be three weeks. Any unused vacation days in any year may not be carried over to subsequent years, and Executive shall receive no additional compensation for any unused vacation days.

         2.7. Perquisites. Executive shall be entitled to receive such individual perquisites as are consistent with the Company's policies applicable to its executive officers.


                                   SECTION 3.

                               Term of Employment
                               ------------------

         3.1. Term of Employment. Unless earlier terminated in accordance with
Section 3.2, the employment of Executive under this Agreement shall commence as of the Effective Date, and shall continue up to, but not including, the second anniversary of such date (the "Original Term"). Following the Original Term, the employment relationship under this Agreement shall automatically continue unless terminated in accordance with Section 3.2.

         3.2 Termination. Executive's employment under this Agreement may be terminated

                  (a) by the Company upon the death of Executive (which shall be referred to as a "Death Termination") or total disability of Executive (total disability meaning the inability of Executive to perform his normal required services under this Agreement for a period of six consecutive months during the term of this Agreement by reason of Executive's mental or physical disability, as determined by the Board in good faith in its sole discretion) (which shall be referred to as a "Disability Termination"); or


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                  (b) by the Company for "cause," which shall exist only upon the occurrence of one or more of the following: (i) Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company, as determined by the Board in good faith in its sole discretion, (ii) Executive engages in a fraudulent act to the material damage or prejudice of the Company or any affiliate of the Company or in conduct or activities materially damaging to the property, business or reputation of the Company or any affiliate of the Company, all as determined by the Board in good faith in its sole discretion, (iii) any material act or omission by Executive involving malfeasance or negligence in the performance of Executive's duties to the Company to the material detriment of the Company, as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of any such act or omission, (iv) failure by Executive to comply in any material respect with the terms of this Agreement or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Executive within thirty (30) days after written notice from the Company of such failure, or (v) material breach by Executive of that certain noncompetition agreement between Executive and the Company of even date herewith (the "Noncompetition Agreement") as determined by the Board in good faith in its sole discretion (which shall be referred to individually and collectively as a "For Cause Termination"); or

                  (c) by the Company for any reason other than a For Cause Termination, Death Termination or Disability Termination and after giving 90 days' prior written notice to Executive (which shall be referred to as a "No Cause Termination"); or

                  (d) by Executive voluntarily for any reason other than an Employee-Initiated Termination (as defined in Section 3.2(e)) at any time after the Original Term and after giving 90 days' prior written notice to the Company (which shall be referred to as a "Voluntary Termination"); or

                  (e) by Executive for "cause", which shall exist upon the occurrence of either of the following, provided that in either case the Board has not corrected such material reduction described below within thirty (30) days after



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         written notice by Executive of such material reduction: (i) there is a material reduction in Executive's duties, rights or responsibilities under this Agreement without his consent, or (ii) there is a material decrease in the aggregate value of Executive's compensation and benefits package from the Company without his consent, other than a reduction in Executive's Base Salary that is permitted under the provisions of Section 2.1 and other than a reduction in compensation, including but not limited to a reduction in Base Salary as permitted under the provisions of Section 2.1, and/or benefits affecting a broad group of employees of the Company as determined by the Board in good faith in its sole discretion (which shall be referred to as an "Employee-Initiated Termination").

                                    SECTION 4.

                              Result of Termination
                              ---------------------

         4.1. For Cause Termination or Termination Following Original Term. If Executive's employment under this Agreement is terminated as a result of a For Cause Termination, Executive shall not thereafter be entitled to receive any Base Salary for periods following such termination; provided, however, that Executive shall be entitled to receive any Base Salary which may be owed to Executive but is unpaid as of the date on which Executive's employment is terminated.

         4.2 Termination As Result of No Cause Termination or Employee-Initiated Termination During Original Term. If Executive's employment under this Agreement is terminated as a result of a No Cause Termination or an Employee-Initiated Termination during the Original Term, Executive shall be entitled to receive (i) any Base Salary which may be owed to Executive but is unpaid as of the date on which Executive's employment is terminated and (ii) his Base Salary as in effect on the date of such termination for a twelve month period. If Executive's employment under this agreement is terminated as a result of a No Cause termination or an employee initiated termination, subsequent to the Original Term, Executive shall be entitled to receive (i) any base salary which may be owed to Executive that was unpaid as of the date on which Executive's employment is terminated, and (ii) his base salary as in effect on the date of such termination for a six month period. The payment of such Base Salary pursuant to clause (ii) of the preceding sentences shall be made at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to



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officers of the Company but no less frequently than monthly. In addition, in the event of Executive's death following a No Cause Termination or an Employee-Initiated Termination, any Base Salary payable to Executive under this
Section 4.2 and not yet paid on the date of Executive's death shall be paid to Executive's designated beneficiary, if any, or if none, his surviving spouse or, if none, his estate (collectively, the "Beneficiary"). Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this Section 4.2; provided, however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of Section 4.3.

         4.3. Termination as a Result of a Death Termination or a Disability Termination During Original Term. If Executive's employment under this Agreement is terminated as a result of a Death Termination or Disability Termination during the Original Term, (i) Executive (or, in the case of a Death Termination, Executive's Beneficiary as defined in Section 4.2) shall be entitled to receive any Base Salary which may be owed to Executive but is unpaid as of that date on which Executive's employment is terminated, and (ii) Executive (or, in the case of a Death Termination, Executive's Beneficiary as defined in Section 4.2) shall continue to receive Executive's Base Salary for a period up to, but not including, the fifth anniversary of the Effective Date or, if later, through the remainder of his term of employment under any extension of this Agreement. In addition, the following provisions shall apply:

         (A) If payment of Base Salary is to be made under clause (ii) of this Section 4.3 due to a Disability Termination, such Base Salary shall be paid at such intervals in accordance with the Company's payroll procedures in effect from time to time with respect to officers of the Company but no less frequently than monthly, and such Base Salary shall be offset by any amounts payable to Executive under any long-term disability plan sponsored by the Company or its affiliates. In the event of Executive's death following a Disability Termination, any Base Salary payable to Executive under this Section 4.3 (taking into account the offset described above, if any) and not yet paid on the date of Executive's death shall be paid to Executive's Beneficiary. Such payments shall be made to the Beneficiary at such times as would otherwise have been payable to Executive under this subsection (A); provided,



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

                  however, that the Company may in its discretion pay such Base Salary to the Beneficiary in a lump sum payment in an amount determined in accordance with the methodology set forth in subsection (B) of this Section 4.3.

         (B) In the event of a Death Termination, payments to the Beneficiary shall be made in a single lump sum as soon as practical after Executive's death. The amount of such lump sum shall be equal to the present value, determined using a 9% interest rate, of the total amount of Base Salary payable to the Beneficiary pursuant to this Section 4.3 and not yet paid on the date of Executive's death.

         4.4. Employee Benefit Plans and Incentive Compensation and Other Compensatory Arrangements. The benefits, if any, payable to or on behalf of Executive upon his termination of employment from the Company under any employee benefit plan or incentive compensation or other compensatory arrangement shall be governed by the terms and conditions for benefit payments set forth in such plans and arrangements.


                                   SECTION 5.

                                  Miscellaneous
                                  -------------

         5.1. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon Executive and his executor, administrator, heirs, personal representative and assigns, and the Company and its successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of Company; and further provided that the Company shall not be entitled to assign or delegate any of its rights or obligations hereunder except to a corporation, partnership or other business entity that is, directly or indirectly, controlled by or under common control with Summit Properties Inc.

         5.2. Construction of Agreement. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage or any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.


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         5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

         5.4. Survival of Agreements. All covenants and agreements made herein shall survive the execution and delivery of this Agreement and the termination of Executive's employment hereunder for any reason.

         5.5 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be given when delivered personally or mailed first class, registered or certified mail, postage prepaid, in either case, addressed as follows:

                           (a)      If to Executive:

                                    William B. Hamilton
                                    300 Powers Place
                                    Marietta, GA  30067

                           (b)      If to the Company, addressed to:

                                    Summit Properties Inc.
                                    212 South Tryon Street, Suite 500
                                    Charlotte, North Carolina 28281
                                    Attn:  Michael G. Malone

         5.7. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         5.8. Entire Agreement. This Agreement, together with the Noncompetition Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and upon the Effective Date, will supersede and replace all prior agreements, written and oral, between the parties hereto or with respect to the subject matter hereof other than that letter agreement from William F. Paulsen to William B. Hamilton dated November 25, 1996 attached hereto as Exhibit "B". This Agreement



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may be modified only by a written instrument signed by each of the parties hereto.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       SUMMIT PROPERTIES INC.

                                       By: /s/ William F. Paulsen
                                           --------------------------
                                           Name:  William F. Paulsen
                                           Title:  President


                                       SUMMIT MANAGEMENT COMPANY


                                       By: /s/ William F. Paulsen
                                           --------------------------
                                           Name:  William F. Paulsen
                                           Title:  Vice President

                                       Collectively, the "Company"



                                       /s/ William B. Hamilton       [SEAL]
                                       -----------------------------
                                       William B. Hamilton

                                       "Executive"

                                                                     EXHIBIT "A"

                                                              September 10, 1996

                                SUMMIT PROPERTIES

       EXECUTIVE RELOCATION POLICY FOR TRANSFERRED EMPLOYEES AND NEW HIRES

1. Summit will pay the broker's fee for selling the employee's home. The remaining closing costs are the responsibility of the employee. In the event an employee experiences a loss on the sale of a home, the Company will reimburse the employee up to $5,000.

2. Summit will pay the origination fee for a new mortgage loan up to a maximum of 1%. All other costs for obtaining a loan or purchasing a new home is the responsibility of the employee.

3. Summit will provide a rental home (if employee has two children or more) or an apartment (if employee has one child or less) and associated expenses (electric, phone, cable TV, water/sewer fees) in the new city:

                  a.       First six (6) months paid 100%;

                  b.       Second five (5) months paid 50%;
                           The objective of this policy is for the employee to only be responsible for one household expense. If the home is not sold after six (6) months, the employee will only receive 1/2 of the new rental's operating expenses. After 12 months, the employee will be responsible for 100% of his housing expense in the new location.

                  c. Summit will pay for two (2) trips for the employee and his/her spouse to search for a new home - Airfare, Car, Meals, Hotel, etc. If employee drives to new city for house hunting, five (5) trips will be reimbursable.

All moving expenses will be paid by Summit. The Company will pay for moving expenses from your existing home to a new home or to a rental in the new location, and from that rental to your new home once it is purchased. if the employee goes past 12 months and still hasn't found a home, even though the new rental's expenses are no longer covered, one more move is still reimbursable by the Company. Employee shall receive at least two (2) bids for packing and moving.

If the employee is still renting at the end of 12 months, even though the rental expenses are no longer covered, the expenses for one more move is still reimbursable by the Company.

                                                                     EXHIBIT "B"

Summit Properties
[Letterhead]

November 25, 1996

Mr. William B. Hamilton
Summit Properties Inc.
212 S. Tryon Street, #500
Charlotte, NC 28281

RE:      RESTRICTED STOCK GRANTS

Dear Bill:

This letter will substantiate my commitment to you regarding your restricted grant of stock of Summit Properties Inc. (the "Company").

Restricted stock grants such as this, which are awarded pursuant to the company's 1994 Stock Option and Incentive Plan, must be approved by the Compensation Committee, which consists of the independent directors of the Board of Directors of the Company. It is my intention to obtain this approval for your restricted stock grant in the amount of 8,200 shares from the Compensation Committee when it meets at the next meting of the Board of Directors on December 9, 1996. These shares would vest in three equal amounts on January 1, 1998; January 1, 1999; and January 1, 2000.

The grant of this same quantity of restricted shares had already been allocated and approved by the committee for your predecessor. The three-year total vesting period for your shares is, however, somewhat shorter than the vesting period attached to the pending grant to your predecessor. However, I don't believe this will be perceived by the Compensation Committee to be a material change and, therefore, since these shares have already been allocated, I believe that the Compensation Committee will approve the award of a restricted stock grant in the amount of 8,200 vesting over three years. Upon such approval, your restricted stock grant, as well as several other pending and approved restricted stock grants, would become effective as of January, 2, 1997.

In the unlikely event that the Compensation Committee would not approve this award to you as described above, I personally will convey to you any shortfall between the 8,200 share amount and the amount of shares the Compensation Committee actually approves, as well as any shortfall in the vesting of those shares should the Compensation Committee approve the restricted stock grant, however over a longer vesting period. My conveyance of these shares to you would, of course, be subject to the same terms and conditions as would have existed had you received these shares directly from the company pursuant to approval by the Compensation Committee, including the specific terms and conditions of the 1994 Stock Option and Incentive

Plan.

If the Compensation Committee does, in fact, approve the award to you of 8,200 shares of restricted stock of the Company over a three year vesting period as outlined above, my commitment to you as contained in this letter would be of no further effect as of the date of that approval by the Compensation Committee.

Bill, I hope my commitment to you as contained in this letter reflects not only how much the Company, but also I personally, value your role in the executive management team that will make Summit an outstanding success.

Sincerely yours,

/s/ William F. Paulsen

William F. Paulsen
President and Chief executive Officer